Exhibit 10.1

Placer Sierra Bancshares

2005 Executive Incentive Bonus Plan

PURPOSE

Placer Sierra Bancshares is the sponsor of this incentive plan (the “Plan”). Placer Sierra Bancshares and its subsidiaries (the “Company”) have designed the Plan to focus Placer Sierra Bancshares executives on achieving the annual business plan in 2005. The Plan provides aggressive award opportunities and is intended to provide significant rewards to Placer Sierra Bancshares’ executive team for exceptional corporate performance.

APPROVAL AND ADMINISTRATION

The Plan has been approved for 2005 by the Compensation Committee of the Board of Directors and will be administered by the Incentive Plan Committee (the “IP Committee”) which is comprised of Placer Sierra Bancshares’ CEO and executives reporting directly to the CEO. The IP Committee will recommend Plan Participants; Plan Performance Measures; Performance Measure Weights; Achievement Levels and corresponding Award Opportunities; and the Financial Threshold (each as defined herein) to the Compensation Committee of the Board of Directors for their approval as early in the Plan Year as possible. At the end of the Plan Year, the IP Committee will review achievements against Performance Measures and recommend Awards (as defined herein) to the Compensation Committee of the Board of Directors for their approval. Neither the CEO nor the CFO shall participate in the Placer Sierra Bancshares Executive Incentive Bonus Plan.

Interpretation and application of the Plan to a particular circumstance will be made by the Compensation Committee of the Board of Directors at its sole discretion. Subject to any authority granted to the full Board of Directors or a committee of the independent directors thereof, the Compensation Committee of the Board of Directors has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

PLAN YEAR

The Plan is an annual plan adopted for the 2005 calendar year.

ELIGIBILITY

Executive Vice Presidents and Senior Vice Presidents are eligible for participation in the Plan. The IP Committee will review those eligible and recommend Participants to the Board of Directors for their approval. The IP Committee may recommend other executives for participation in the Plan on an exception basis for approval by the Compensation Committee of the Board of Directors.

PARTICIPANT

An individual who has been selected for participation in the Plan by the IP Committee and approved by the Compensation Committee of the Board of Directors is a Participant.

PERFORMANCE MEASURES

With respect to Senior Vice President and Other Key Executives included under the Plan, the IP Committee may select one to two Performance Measures for the Plan for approval by the Compensation Committee of the Board of Directors. All Performance Measures will be key indicators of financial performance. Each Performance Measure will operate independently i.e. it is possible for one Performance Measure to generate an award and not the other; likewise, it is possible for one Performance Measure to be achieved at a higher level than the other. Performance Measures will be individually weighted i.e. one Performance Measure may be counted more heavily in calculating Awards than the other. Weights for each Performance Measure will be established at the beginning of the Plan Year by the IP Committee for approval by the Compensation Committee of the Board of Directors. Achievement Levels will be established for each Performance Measure along with corresponding Award Opportunities.

For 2005, the IP Committee has selected Total GAAP Earnings as the sole Performance Measure for Executive Vice Presidents.

ACHIEVEMENT LEVELS AND AWARD OPPORTUNITIES

Achievement Levels and Award Opportunities for 2005 have been approved and are expressed as a percentage of base salary. This assumes that Total GAAP Earnings is achieved at various percentages of the established Placer Sierra Bancshares Plan for 2005 and illustrates the maximum Award Opportunity at each specified Achievement Level. Mathematical interpolation will be used to calculate Awards for achievement between the levels established below.

Achievement of Total GAAP Earnings Target

Overall Performance

Measure: Total GAAP Earnings Target $ 25,670,000

Achievement Level

(% of Plan-Exhibit A)	97.7%	100%	Over 100%

Award Opportunities COO Placer Sierra Bancshares	0% of Base $	60% of Base $	CEO/Board Discretion

Executive Vice Presidents	0% of Base $	45% of Base $	CEO/Board Discretion

Senior Vice Presidents	0% of Base $	35% of Base $	CEO/Board Discretion

AWARDS

Awards under the Plan for Performance Measures will be determined by the IP Committee based upon achievement of Performance Measures and will be submitted to the Compensation Committee of the Board of Directors for approval.

For purposes of the Plan, salary means annual base salary in effect at the end of the performance year. Awards will be made through the payroll system, minus legally required and authorized deductions. Awards under the Plan will be considered eligible compensation or not as defined by each specific employee benefit plan for purposes of employee benefit calculations.

Awards for individuals who are Participants for less than a full Plan Year will be prorated using Participant’s actual base salary paid during the time of participation in the Plan. Awards for Participants who leave Placer Sierra Bancshares during a Plan Year due to retirement, total and permanent disability or death will be prorated using the same method.

To be eligible to receive an Award under the Plan, a Participant must have a performance descriptor of “Achieves Expectations” or better for 2005. The Senior Management Incentive Compensation Plan is attached hereto as Exhibit B

ADJUSTMENTS

Performance Measures, Achievement Levels and Award Opportunities may be adjusted during the Plan Year only upon approval by the Compensation Committee of the Board of Directors as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances.

Because the Plan has aggressive Award Opportunities intended for use with below market base salaries, some adjustments may need to be made to Awards if some Participant base salaries are currently above market. In such cases, the IP Committee may reduce an Award as it deems appropriate to achieve a reasonable level of total compensation for each participant. All adjustments are subject to approval of the Compensation Committee of the Board of Directors.

PAYMENT OF AWARDS

Awards will be paid as soon as administratively feasible after review of performance against targets and approval by the IP Committee and the Compensation Committee of the Board of Directors. To be eligible for Award payment, a Participant must have been an employee of the Company for at least three months and be an employee of the Company on the date that Awards are paid or have left the Company during the Performance Period due to retirement, total and permanent disability or death.

Participants otherwise eligible to receive an Award and who were assigned to different parts of the organization during the Performance Period will have their Award calculated based upon the part of the organization they are in at the end of the Performance Period and the Performance targets achieved by that group for the Performance Period.

For purposes of the Plan, salary means annual base salary in effect at the end of the performance year. Awards will be made through the payroll system, minus legally required and authorized deductions. Awards under the Plan will be considered eligible compensation or not as defined by each specific employee benefit plan for purposes of employee benefit calculations.

NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable. In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, if not prohibited by law.

NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of the Company and does not constitute any contract or agreement of employment or interfere in any way with the right the organization has to terminate such person’s employment. The Company is an “at will” employer and as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

AMENDMENT OR TERMINATION OF THE PLAN

Placer Sierra Bancshares reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice.

EXHIBIT A

Executive Compensation Schedule

Budget Objective:	$25,670,000 / 15,200,000 fully diluted shares = $1.68 per share

Total Incentive Compensation:	($590,000 incentive or $0.03) = $1.65 per share
(After-Tax)

Earnings w/o Incentives	$25,080	$25,200	$25,300	$25,400	$25,500	$25,600	$25,700
Incentive Payments (After Tax)	$0	$120	$220	$320	$420	$520	$590
% of Incentive Payment		(20.3)%	(37.3)%	(54.2)%	(71.2)%	(88.1)%	(100)%
Incentive Savings	$590	$470	$370	$270	$170	$70	$0
Total Net Income	$25,080	$25,080	$25,080	$25,080	$25,080	$25,080	$25,080

Exhibit B

[Senior Management Incentive Compensation Plan Intentionally Not Filed]